Exhibit 99-B.4.4

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

New sections entitled Withdrawal Frequency and Amounts and Early Withdrawal Charge Schedule are added to the Contract Schedule to include the following language

Withdrawal Frequency and Amounts

          Variable Annuity Withdrawals: Under a Variable Period Certain Annuity, full or partial withdrawals are allowed, provided that under a partial withdrawal the remaining Annuity payments would equal $50 or more.

Early Withdrawal Charge Schedule

                                                                          Early Withdrawal Charge
          Number of Years from Contract Effective Date                    (% of Withdrawal Value)
          ---------------------------------------------------------------------------------------------

          Fewer than 1                                                               7%

          1 or more, but fewer than 2                                                6%

          2 or more, but fewer than 3                                                5%

          3 or more, but fewer than 4                                                4%

          4 or more, but fewer than 5                                                3%

          5 or more, but fewer than 6                                                2%

          6 or more, but fewer than 7                                                1%

          7 or more                                                                  0%

          If this contract is established as a rollover from another contract issued by Aetna or an affiliate, the early withdrawal charge will be determined according to the effective date of the account under such predecessor contract.

New sections entitled Withdrawal/Partial Withdrawal and Withdrawal Value are added to "Benefit Provisions" to include the following language:

4.02    Withdrawal/Partial Withdrawal

          If this contract is issued as a Variable Period Certain Annuity, the Contract Holder may elect to receive the withdrawal value of all or a portion of the Guaranteed Payments. If a portion of the Guaranteed Payments under a Variable Period Certain Annuity is withdrawn, the remaining Variable Annuity payments will be reduced pro-rata from all of the Funds or otherwise as the Contract Holder so designates. Withdrawals may be subject to a early withdrawal charge as shown on the Contract Schedule.

4.03    Withdrawal Value

          a) Under a Variable Period Certain Annuity, the withdrawal value is equal to the present value of the remaining Guaranteed Payments calculated using the assumed annual net return rate stated on the Contract Schedule.

          b) All withdrawal values will be determined as of the Valuation Date next following when a written request for withdrawal is received in good order by Aetna at its home office.

Endorsed and made a part of this contract on the Contract Effective Date.




                                        /s/  Thomas J. McInerney
                                        ----------------------------------------
                                        President
                                        Aetna Life Insurance and Annuity Company

SPIA(GR)99